Exhibit 99.1

JAGGED PEAK, INC. ANNOUNCES FINANCIAL RESULTS FOR

YEAR END OF FISCAL 2010

Company Contact:	Investor Relations Contact:
Jagged Peak, Inc.	Jagged Peak, Inc.
Paul Demirdjian	Andrew J. Norstrud
813.637.6900	813.637.6900

•	NET REVENUES INCREASED OVER 33% TO $22.2 MILLION

•	FIVE CONSECUTIVE QUARTERS OF NET INCOME PROFITABILITY

•	POSITIVE OPERATING CASH FLOW

•	OVER $1 MILLION IN EBITDA

TAMPA, FL–March 31, 2011 –Jagged Peak, Inc. (OTCBB: JGPK), a global provider of enterprise commerce, demand management, and fulfillment solutions and services announced financial results for the year ended December 31, 2010.

Net revenues for the 53-week period increased over 33% to approximately $22.2 million, compared to approximately $16.7 million for the 52-week period in the previous year. The increases in revenue primarily related to the continued expansion of services to existing customers, customer growth, Canadian operations and the new customers resulting from marketing efforts. Costs of revenue, which consist primarily of labor, software amortization, technology, facilities, postage, freight, and packing supplies increased by approximately $4.5 million or 37%, to approximately $17 million compared to approximately $12.5 million for the 52-week period the previous year. Increased cost of revenue resulted primarily from increased order / transaction volume, partially offset by the decrease in revenue from software development and technology services, which has a higher gross margin, increased orders flowing through the Company’s North America distribution network, which has a lower gross margin, and the newly operating Canadian operation, which has a lower gross margin. General and administrative expense increased by approximately $0.3 million or 8% to approximately $4.5 million compared with costs of approximately $4.2 million last year. The increase was primarily related to increased sales and marketing costs related to a new sales program, recruiting and travel expenses, and costs related to the implementation of the new warehouse management system. The Company reported a profit of approximately $113,100, or $0.01 per weighted average share, compared with a net loss of approximately $222,600 or $(0.02) per weighted average share for the 52-week period in the previous year.

Paul Demirdjian, Chief Executive Officer of Jagged Peak, Inc., commented, “2010 was an exciting year for Jagged Peak! As we focused our message and sales efforts on ecommerce software and solutions, we achieved both growth and profitability. We see great acceptance in the market for our ecommerce solution and services. By partnering with Jagged Peak our clients are able to maximize their direct to customer sales channel potential which provides the benefit of reduced costs and increased revenue. We fully expect to continue our momentum in 2011 and beyond.”

Andrew J. Norstrud, Chief Financial Officer of Jagged Peak, Inc., commented, “We have expanded our distribution network to a total of 14 locations in North America and expect to continue to expand in 2011. With five consecutive quarters of profitability, the refinancing of our debt, the continued growth of our Total Commerce services and our long term facility needs addressed, we have created a sound foundation to rapidly build the Company. Our growth to this point has not required significant capital investments or the requirement of a significantly larger administrative structure. As we move into 2011 we expect to actively pursue possible acquisitions, which may require additional capital investments.” Andrew J. Norstrud also commented, “In the past five years the Company has continued with steady and structured growth and will now look to capitalize on the base organization to accelerate that growth through on boarding more customers and strategic acquisitions.”

EBITDA for the 53-week period ended December 31, 2010 was approximately $1,046,900 compared to approximately $400,200 in the comparable period of the prior year. The increase in the EBITDA directly relates to the increase in sales and profitability compared to 2009. The Company defines EBITDA as earnings before interest, taxes, depreciation and amortization costs. The Company also excludes the cumulative effect of a change in accounting principle, discontinued operations, and the impact of restructuring and other charges from the computation, if applicable. The Company believes EBITDA is a useful measure of operating performance before the impact of investing and financing transactions, making comparisons between companies’ earnings power more meaningful and providing consistent comparisons of the Company’s performance. In order to provide consistent comparisons of year-over-year EBITDA, the following reconciliation is provided.

	For the period ended
	December 31, 2010	December 25, 2009
Net profit (loss) as reported	$113,100	$(222,600)
Income tax expense (benefit)	83,700	(116,200)
Interest expense	473,900	452,700
Depreciation and amortization	376,200	286,300

EBITDA	$1,046,900	$400,200

USE OF GAAP AND NON-GAAP MEASURES

In addition to results presented in accordance with generally accepted accounting principles (“GAAP”), the Company has included in this report “EBITDA,” with EBITDA being defined by the Company as earnings before interest, taxes, depreciation and amortization. The Company excludes the cumulative effect of a change in accounting principle, discontinued operations, and the impact of restructuring and other charges from the computation of EBITDA if applicable. For each non-GAAP financial measure, the Company has presented the most directly comparable GAAP financial measure and has reconciled the non-GAAP financial measure with such comparable GAAP financial measure.

These non-GAAP financial measures provide useful information to investors to assist in understanding the underlying operational performance of the Company. Specifically, EBITDA is a useful measure of operating performance before the impact of investing and financing transactions, making comparisons between companies’ earnings power more meaningful and providing consistent period-over-period comparisons of the Company’s performance. In addition, the Company uses this non-GAAP financial measure internally to measure its on-going business performance and in reports to bankers to permit monitoring of the Company’s ability to pay outstanding liabilities.

About Jagged Peak, Inc.

Jagged Peak, Inc. (OTCBB: JGPK), is an e-commerce software and services company headquartered in Tampa, Florida, providing Demand and Supply Chain management, CRM execution and e-Fulfillment solutions and services. The Company’s flagship product, EDGE (E-Business Dynamic Global Engine), is a web-based software application that enables companies to control and coordinate multi-channel orders, catalogs, multi-warehouse inventories, and fulfillment across multiple customers, suppliers, employees, and partners in real-time. The Company enables clients to build and operate custom branded portals such as e-commerce, incentive and rebate programs, customer service, repair and reverse logistics, marketing materials management, and automate other business processes through the use of the EDGE application and its related tools. The EDGE platform has been deployed in multiple vertical markets such as consumer goods, financial services, distribution, travel and tourism and manufacturing.

Jagged Peak has continued to market the launch of TotalCommerce™, an end to end solution that enables a company to quickly and cost effectively launch a fully operational, best practices, e-commerce online channel direct to its consumers. TotalCommerce™ is an outsourced “managed services” solution that leverages Jagged Peak’s extensive technology and supply chain infrastructure and provides manufacturers with a turnkey, rapidly deployable solution including e-commerce webstore(s); order, inventory and transportation management software; a nationwide network of fulfillment centers; back office program management; and a range of online marketing services.

Jagged Peak serves a growing list of global clients in multiple industry segments including financial services, insurance, pharmaceutical, travel and tourism, automotive, manufacturing, and consumer goods. For more information, visit www.jaggedpeak.com.

Forward-Looking Statements

This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties. Factors that could cause actual results to differ materially from those predicted in any such forward-looking statement include our ability to continue to lower our costs, our timely development and customers’ acceptance of our products, including acceptance by key customers, pricing pressures, rapid technological changes in the industry, growth of the market, increased competition, our ability to attract and retain qualified personnel, adverse changes in general economic conditions in the U.S. and internationally, risks associated with foreign operations and political and economic uncertainties associated with current world events. These and other risks are detailed from time to time in the Jagged Peak, Inc. periodic reports filed with the Securities and Exchange Commission, including, but not limited to, its report on Form 10-K for its fiscal year ended December 31, 2010.

-Tables Follow-

Jagged Peak, Inc.

Consolidated Statements of Operations

	53-Week Period Ended December 31, 2010	52-Week Period Ended December 25, 2009

Revenue	$22,224,500	$16,679,300

Cost of revenue	17,016,100	12,455,400

Gross profit	$5,208,400	$4,223,900

Selling, general and administrative expenses	4,525,200	4,175,000

Income from operations	$683,200	$48,900

Other (expense) income, net	(12,500)	65,000

Interest expense	(473,900)	(452,700)

Profit (loss) before tax expense (benefit)	$196,800	$(338,800)

Provision for income tax expense (benefit)	83,700	(116,200)

Net profit (loss)	$113,100	$(222,600)

Net income (loss) per common share	$0.01	$(0.02)

Weighted average number of common shares outstanding	16,020,961	14,699,330

Diluted income (loss) per common share	$0.01	$(0.02)

Weighted average number of common shares and common equivalent shares outstanding	16,030,527	14,699,330

Jagged Peak, Inc.

Consolidated Balance Sheets

	December 31, 2010	December 25, 2009
Assets
Current assets:
Cash	$550,800	$331,300
Accounts receivable, net of allowance for doubtful accounts of $60,000 and $40,000 at December 31, 2010 and December 25, 2009, respectively	1,878,700	1,357,500
Other receivables	234,100	231,000
Work in process, net of allowance of $30,000 at December 31, 2010 and December 25, 2009	194,600	64,000
Deferred tax asset	290,000	173,000
Other current assets	397,100	441,900

Total current assets	3,545,300	2,598,700

Property and equipment, net of accumulated depreciation of $1,720,500 and $1,547,400 at December 31, 2010 and December 25, 2009, respectively	264,200	239,400

Other assets:
EDGE applications, net of accumulated amortization of $1,609,400 and $1,406,300 at December 31, 2010 and December 25, 2009, respectively	524,700	386,000
Deferred tax asset	1,151,500	1,350,500
Other assets	0	68,700

Total long-term assets	1,940,400	2,044,600

Total assets	$5,485,700	$4,643,300

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable, trade	$2,433,700	$1,861,300
Accrued payroll and bonuses	410,200	317,200
Other accrued expenses	104,600	149,000
Deferred rent	14,900	37,000
Deferred revenue and customer deposits	814,500	913,500

Total current liabilities	3,777,900	3,278,000

Long-term liabilities:
Long term debt	1,250,000	1,000,000
Deferred rent, long term	0	17,800

Total long-term liabilities	1,250,000	1,017,800

Temporary equity – Common stock, subject to put rights 775,000 shares	162,800	162,800

Stockholders’ equity:
Preferred stock, $.001 par value; 5,000,000 shares authorized; no shares issued or outstanding at December 31, 2010 and December 25, 2009
Common stock, $.001 par value; 70,000,000 shares authorized;
16,020,961 shares issued and 15,898,470 outstanding at December 31, 2010, 15,926,844 shares issued and outstanding at December 25, 2009	16,100	16,000
Additional paid-in capital	3,426,200	3,420,100
Treasury Stock, 122,491 shares	(9,000)	0
Accumulated deficit	(3,138,300)	(3,2151,400)

Total stockholders’ equity	295,000	184,700

Total liabilities and equity	$5,485,700	$4,643,300

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